SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) DECEMBER 21, 1995

                          Commission file number 0-2258



                             SMITHFIELD FOODS, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of Incorporation)


              0-2258                           52-0845861
     (Commission File Number)              (I.R.S. Employer
                                          Identification No.)


        900 DOMINION TOWER, 999 WATERSIDE DRIVE, NORFOLK, VIRGINIA 23510
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (804) 365-3000

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On December 20, 1995, Smithfield Foods, Inc. ("Smithfield Foods" or the "Company") acquired from Chiquita Brands International, Inc. ("Chiquita") all of the outstanding capital stock of John Morrell & Co. ("John Morrell"), for a total purchase price of $58 million, consisting of $25 million in cash (borrowed under the Company's $200 million revolving credit facility with a group of six banks) and the issuance of 1,094,273 shares of its common stock, par value $.50 per share. In addition, Smithfield Foods assumed all of John Morrell's liabilities. The parties determined the terms of the transaction pursuant to arms length negotiations, there having been no prior relationships between them.

         John Morrell is a large fresh pork and processed meats processor located in the Midwest, with sales of $1.4 billion in the year ended December 31, 1994. John Morrell markets a full line of processed meats primarily in the Midwest and Western U.S. under a variety of brand names, including John Morrell, Kretschmar, Tobin's First Prize, Peyton's and Dinner Bell.

         John Morrell's principal production facilities are located in Sioux Falls, South Dakota; Sioux City, Iowa; Cincinnati, Ohio; and Great Bend, Kansas. The Sioux Falls facility produces processed meats as well as fresh pork; Sioux City is a fresh pork plant; and the Cincinnati and Great Bend locations produce processed meats. The Morrell facility at Sioux Falls slaughters 17,000 hogs per day and the facility at Sioux City slaughters 13,000 per day. John Morrell also operates a spice plant in Chicago, Illinois.

         Smithfield Foods will maintain Morrell as a separate subsidiary. John
O. Nielson, President and Chief Operating Officer of Smithfield Foods, will assume the additional duties of Chairman and Chief Executive Officer of John Morrell. Joseph B. Sebring will continue as President and Chief Operating Officer of John Morrell and will report to Mr. Nielson, who from 1983 to 1989 served at John Morrell in various management positions, including President and Chief Operating Officer from April 1988 to June 1989.

         Smithfield Foods is a leading hog producer, pork processor and fresh pork and processed meats marketer with significant market presence in the Mid-Atlantic and Southeast and increasing market positions in other regions of the United States. The Company's brands include Smithfield, Smithfield Lean Generation Pork, Gwaltney, Patrick Cudahy, Luter's, Esskay, Hamilton's, Valleydale, Mash's, Jamestown, Realean, Patrick's Pride and Great. Smithfield Foods had sales of $1.5 billion in the fiscal year ended April 30, 1995.

                                       (1)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
         EXHIBITS.
                                                                         Page
     (a) Financial statements of John Morrell & Co.

         Year Ended December 31, 1994
         Report of Independent Auditors                                    3

         Statement of Operations - For the Years Ended
         December 31, 1994, January 1, 1994 and
         January 2, 1993                                                   4

         Balance Sheet - As of December 31, 1994 and
         January 1, 1994                                                  5-6

         Statement of Cash Flow - For the Years Ended
         December 31, 1994, January 1, 1994 and
         January 2, 1993                                                   7

         Statement of Shareholder's Equity - For the Years
         Ended December 31, 1994, January 1, 1994 and
         January 2, 1993                                                   8

         Notes to Financial Statements                                    9-17

         Thirty-nine Weeks Ended September 30, 1995
             Statement of Operations - For the Thirty-nine Weeks
             Ended September 30, 1995 and October 1, 1994                  18

             Balance Sheet - As of September 30, 1995                    19-20

             Statement of Cash Flow - For the Thirty-nine Weeks
             Ended September 30, 1995 and October 1, 1994                  21

             Notes to Financial Statements                                 22

     (b) Pro forma financial statements of Smithfield
         Foods, Inc. and Subsidiaries

         Pro Forma Consolidated Balance Sheet - As of
         October 29, 1995                                                  23

         Pro Forma Consolidated Statement of Income - For
         the Twenty-six weeks Ended October 29, 1995                       24

         Pro Forma Consolidated Statement of Income - For
         the Year Ended April 30, 1995                                     25

         Notes to Pro Forma Consolidated Financial
         Statements                                                       26-27

     (c) Exhibit Index                                                     29

                                       (2)

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors
John Morrell & Co.

We have audited the accompanying balance sheets of John Morrell & Co. as of December 31, 1994 and January 1, 1994, and the related statements of operations, shareholder's equity, and cash flow for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Morrell & Co. at December 31, 1994 and January 1, 1994, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 8 to the financial statements, the Company changed its method of accounting in 1993 for postretirement benefits other than pensions and in 1992 for income taxes.



Cincinnati, Ohio                                Ernst & Young LLP
January 31, 1995, except for
   Note 9 as to which the date
   is February 7, 1996









                                       (3)

                               JOHN MORRELL & CO.

                             STATEMENT OF OPERATIONS
                (Dollars in thousands, except per share amounts)




                                                  1994        1993        1992
                                                  ----        ----        ----

Net sales                                    $1,455,894   1,549,712   1,744,796
                                              ---------   ---------   ---------

Operating costs and expenses:
  Cost of sales                               1,308,313   1,418,082   1,638,651
  Selling, general and administrative           111,283     116,751     125,999
  Depreciation                                    8,852       9,007      10,163
  Gain on sale of Specialty Meat Division       (10,156)        -           -
                                              ---------   ---------   ----------
                                              1,418,292   1,543,840   1,774,813
                                               ---------   ---------   ---------

Operating income (loss)                          37,602       5,872     (30,017)

Net interest expense                             (2,488)     (5,322)     (5,194)
                                              ---------   ---------   ---------

Income (loss) before income taxes and
  cumulative effect of accounting change         35,114         550     (35,211)

Provision (benefit) for income taxes               (306)        (45)        274
                                              ---------   ---------   ---------

Income (loss) before cumulative effect of
  accounting change                              35,420         595     (35,485)

Cumulative effect of change in accounting
  method for income taxes                           -           -       (21,215)
                                              ---------   ---------   ---------

Net income (loss)                            $   35,420         595     (56,700)
                                               =========   =========   =========



                        See Notes to Financial Statements



                                       (4)

                               JOHN MORRELL & CO.

                                  BALANCE SHEET
                             (Dollars in thousands)



                                                       Fiscal year-end December
 ASSETS                                                   1994           1993
 ------                                                ---------      -------
  CURRENT ASSETS:
    Cash and equivalents                              $ 13,332            -
    Accounts receivable, principally trade (less
      allowances of $1,090 and $640, respectively)      57,765         58,847
    Inventories:
      Product                                           35,165         48,174
      Supplies                                           8,016          9,668
    Prepaid expenses                                     1,598            975
                                                       -------        -------

        Total current assets                           115,876        117,664

  PROPERTY, PLANT AND EQUIPMENT, at cost:
    Land                                                   755          1,300
    Buildings                                           39,802         51,024
    Machinery and equipment                            127,507        145,180
    Construction in progress                             4,266          1,606
                                                      --------        -------
                                                       172,330        199,110

    Less accumulated depreciation                      125,604        145,020
                                                      --------        -------
                                                        46,726         54,090

  INTANGIBLES, NET                                       5,911         13,566

  OTHER ASSETS                                           7,946          7,470
                                                      --------        -------

                                                      $176,459        192,790
                                                      ========        =======


                       See Notes to Financial Statements

                                                                    (Continued)

                                       (5)

                               JOHN MORRELL & CO.

                                  BALANCE SHEET
                             (Dollars in thousands)



                                                       Fiscal year-end December
LIABILITIES AND SHAREHOLDER'S EQUITY                      1994           1993
- ------------------------------------                   ---------      -------
  CURRENT LIABILITIES:
    Notes payable                                     $    123         26,129
    Current maturities of long-term debt                    21          4,018
    Accounts payable                                    37,498         41,821
    Accrued claims under self insurance programs        14,990         14,687
    Accrued payroll expense                              9,052          8,355
    Current portion accrued pension liability            2,517          1,358
    Accrued other retiree benefits                       8,689          7,250
    Other accrued expenses                               7,036          9,721
                                                      --------        -------

      Total current liabilities                         79,926        113,339

  LONG-TERM LIABILITIES:
    Long-term debt                                       1,041         12,762
    Accrued pension liability, noncurrent               45,470         52,279
    Other liabilities                                    1,345            290
                                                      --------        -------

       Total liabilities                               127,782        178,670
                                                      --------        -------

   SHAREHOLDER'S EQUITY:
     Preferred stock, $1 par value;
       1,000 shares authorized and unissued                -              -
     Common stock, no par value;
       1,000 shares authorized and outstanding          12,649         12,649
     Additional paid-in capital                         48,380         48,251
     Accumulated earnings (deficit)                      2,772        (28,851)
     Minimum pension liability adjustment              (15,124)       (17,929)
                                                      --------        -------

         Total shareholder's equity                     48,677         14,120
                                                      --------        -------
                                                      $176,459        192,790
                                                      ========        =======

                        See Notes to Financial Statements




                                       (6)

                               JOHN MORRELL & CO.

                             STATEMENT OF CASH FLOW
                             (Dollars in thousands)



                                                   1994        1993        1992
                                                ---------   ---------   -------

CASH PROVIDED (USED) BY:

OPERATIONS
  Net income (loss)                            $   35,420         595     (56,700)
  Cumulative effect of accounting change              -           -        21,215
  Depreciation and amortization                     9,880       9,473      11,049
  Gain on sale of Specialty Meat Division         (10,156)        -           -
  Changes in current assets and liabilities:
    Accounts receivable                              (960)     (4,970)     20,954
    Inventories                                    (8,869)     (5,025)     16,766
    Accounts payable and accrued expenses            (238)      3,238      (7,940)
    Prepaid expenses                                 (685)        535       1,512
  Other                                            (8,070)     (4,339)     (7,958)
                                                ---------   ---------    --------
      CASH FLOW FROM OPERATIONS                    16,322      (  493)     (1,102)
                                                ---------   ---------    --------

INVESTING
  Capital expenditures                            (11,853)     (8,826)     (8,741)
  Proceeds from sale or disposal of property,
    plant and equipment:
      Specialty Meat Division                      52,700         -           -
      Other, net                                      540         350       4,768
                                                ---------   ---------   ---------
      CASH FLOW FROM INVESTING                     41,387      (8,476)     (3,973)
                                                ---------   ---------   ---------

FINANCING
  Change in amount due to/from Chiquita            (1,904)      2,217      (4,094)
  Capital contributions                               -           900      15,950
  Increase (decrease) in notes payable            (26,006)      8,429      (3,700)
  Redemption of preferred stock                   (12,500)        -           -
  Repayments of long-term debt                    ( 3,217)     (4,527)     (5,778)
  Cash dividends on preferred stock                  (750)        -           -
                                                ---------   ---------   -------
      CASH FLOW FROM FINANCING                    (44,377)      7,019       2,378
                                                ---------   ---------   ---------

Increase (decrease) in cash and equivalents        13,332      (1,950)     (2,697)

Balance at beginning of year                          -         1,950       4,647
                                                ---------   ---------   ---------

Balance at end of year                         $   13,332         -         1,950
                                                =========   =========   =========

                        See Notes to Financial Statements



                                       (7)

                               JOHN MORRELL & CO.

                        STATEMENT OF SHAREHOLDER'S EQUITY
                             (Dollars in thousands)


                                                                                                 MINIMUM
                                                   COMMON STOCK       ADDITIONAL  ACCUMULATED    PENSION       TOTAL
                                    PREFERRED               STATED     PAID-IN     EARNINGS     LIABILITY  SHAREHOLDER'S
                                      STOCK      SHARES      VALUE      CAPITAL    (DEFICIT)    ADJUSTMENT     EQUITY
                                   -------------------------------------------------------------------------------------
BALANCE FISCAL YEAR-END 1991        $   -         1,000    $12,649      $31,119     $27,254      $(1,111)     $69,911

  Net loss                              -          -          -            -        (56,700)        -         (56,700)
  Change in minimum pension
    liability adjustment                -          -          -            -           -          (5,814)      (5,814)
  Capital contribution from Chiquita    -          -          -          15,950        -            -          15,950
  Tax benefit realized by Chiquita
    on exercise of stock options by
    Morrell employees                   -          -          -             282        -            -             282
                                   --------      -------  ---------    ----------   ---------    ---------   -----------

BALANCE FISCAL YEAR-END 1992            -         1,000     12,649       47,351     (29,446)      (6,925)      23,629
  Net income                            -          -          -            -            595         -             595
  Change in minimum pension
    liability adjustment                -          -          -            -           -         (11,004)     (11,004)
  Capital contribution from Chiquita    -          -          -             900        -            -             900


BALANCE FISCAL YEAR-END 1993            -         1,000     12,649       48,251     (28,851)     (17,929)      14,120
  Preferred stock issued in exchange
    for debt                          12,500       -          -            -           -            -          12,500
  Shares redeemed                    (12,500)      -          -            -           -            -         (12,500)
  Cash dividends on preferred stock     -          -          -            -           (750)        -            (750)
  Dividend on Common Stock of
    property, plant and equipment       -          -          -            -         (3,047)        -          (3,047)
  Net income                            -          -          -            -         35,420         -          35,420
  Change in minimum pension
    liability adjustment                -          -          -            -           -           2,805        2,805
  Tax benefit realized by Chiquita
    on exercise of stock options
    by Morrell employees                -          -          -             129        -            -             129

                                   --------      -------  ---------    ----------   ---------   ---------    ---------

BALANCE FISCAL YEAR-END 1994         $  -         1,000    $12,649      $48,380      $2,772     $(15,124)     $48,677
                                   ========      =======  =========    ==========   =========   =========    =========

                        See Notes to Financial Statements

                                       (8)

                               JOHN MORRELL & CO.

                          NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

The accompanying financial statements include the accounts of John Morrell & Co. ("Morrell"). Morrell is a wholly-owned subsidiary of Chiquita Brands International, Inc. ("Chiquita").

During 1992 Chiquita announced plans to divest its meat business and has been actively seeking to sell Morrell.

Financial instruments -

Financial instruments that potentially subject Morrell to significant concentrations of credit risk consist of trade accounts receivable. Although Morrell's customers are primarily food industry distributors and retailers, concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising Morrell's customer base and their geographic dispersion.

Cash equivalents consist of highly liquid investments with a maturity when purchased of three months or less.

Inventories -

Livestock inventories are valued at lower of cost or market; meat product inventories are valued at market. Supplies inventories are valued at average cost. Certain livestock inventories and meat product inventories held for future sale are hedged to reduce the effect of price fluctuations. Gains and losses on hedging transactions are deferred as part of the inventory cost and included in income as the related inventory is sold.

Property, plant and equipment -

Depreciation is based on the straight-line method over the estimated useful lives of depreciable assets.

Fiscal years -

Morrell uses a standard financial reporting schedule that is based on weekly periods rather than calendar dates. Morrell ends its fiscal year with the week that ends on the Saturday closest to December 31.




                                       (9)

The fiscal years ended December 31, 1994 (fiscal 1994) and January 1, 1994 (fiscal 1993) were 52 week years, while the fiscal year ended January 2, 1993 (fiscal 1992) was a 53-week year. Unless otherwise noted, references to years relate to fiscal years.

Intangibles -

Intangibles consist principally of trademarks and goodwill which are being amortized over 40 years. Approximately $7.4 million of intangibles outstanding at the end of fiscal 1993 related to operations sold as part of the Specialty Meat Division (see Note 6). Accumulated amortization was $1.3 million and $1.7 million at the end of 1994 and 1993, respectively.

Federal income taxes -

The results of operations of Morrell are included in Chiquita's consolidated Federal income tax returns. Under Chiquita's tax- sharing policy, Morrell generally pays to or receives from Chiquita an amount equal to the Federal income taxes it would pay or receive if it filed a separate income tax return. Consistent with the treatment of all other intercompany transactions, no interest is charged or credited as it relates to the timing of settlement of taxes between Morrell and Chiquita.

Effective at the beginning of 1992, Morrell adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 requires deferred income taxes to be recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities using prevailing income tax rates. A valuation allowance has been provided for deferred tax assets where it is more likely than not that such assets will not be recovered through future operations.

2.  PENSION AND OTHER BENEFIT PLANS

Pension and retirement benefits are provided by Morrell under non-contributory, trustee administered, defined benefit plans for substantially all full-time salaried employees and also hourly employees at certain plant locations. These pensions are funded in accordance with the requirements of the Employee Retirement Income Security Act. The salaried pension plan generally provides for benefits based on years of service, earnings and Social Security benefits. The hourly plan provides benefits of stated amounts for each year of service. Most hourly plan employees have stopped accruing additional pension benefits as the defined benefit plan has been replaced by a defined contribution plan.






                                      (10)

Net periodic pension cost for the defined benefit plans included the following components (in thousands):

                                                  1994       1993      1992
                                                 ------     ------    -----

 Service cost-benefits earned during the year  $  1,254      1,095     1,202
 Interest cost on projected benefit obligation   12,428     12,504    12,546
 Actual return on plan assets                     1,047     (7,961)   (2,532)
 Net amortization and deferral                  (12,003)    (3,501)   (8,641)
                                                -------     ------    ------
 Net periodic pension cost                     $  2,726      2,137     2,575
                                                =======     ======    ======

Assumptions used in accounting for defined benefit plans were:

                                                  1994       1993      1992
                                                 ------     ------    -----
  Weighted average discount rate                     9%      7.75%        9%
  Expected return on assets                         10%        10%       10%
  Increase in compensation levels (active plan)      5%         5%        5%

The following table sets forth the defined benefit plans' funded status at the end of each fiscal year (in thousands):

                                 Accumulated Benefits       Assets Exceed
                                    Exceed Assets        Accumulated Benefits
                                 --------------------    --------------------

                                   1994         1993       1994         1993
                                 -------      -------    -------      ------

Plan assets at fair market
  value, consisting primarily
  of bonds and other fixed
  income securities             $ 44,058       48,790     58,564       59,523
                                 -------      -------    -------      -------
Present value of benefit
  obligations:
    Vested                        89,633       99,452     48,773       54,261
    Nonvested                      2,412        2,975      2,525        3,432
                                 -------      -------    -------      -------
Accumulated benefit obligation  $ 92,045      102,427     51,298       57,693
                                 =======      =======    =======      =======

Projected benefit obligation    $ 92,045      102,427     57,624       64,092
                                 =======      =======    =======      =======
Projected benefit obligation
  (in excess of) less than
  plan assets                   $(47,987)     (53,637)       940       (4,569)
Unrecognized net loss             15,124       17,929     10,340       13,320
Adjustment required to
  recognize minimum pension
  liability                      (15,948)     (18,833)       -            -
Unrecognized net obligation
  (asset) at transition,
  net of amortization                824          904     (4,368)      (5,100)
                                 -------      -------    -------      -------
(Pension liability) prepaid
  pension cost recognized on
  the balance sheet             $(47,987)     (53,637)     6,912        3,651
                                 =======      =======    =======      =======

Chiquita securities comprised approximately 4% of the fair market value of plan assets at the end of 1994.

The adjustment required to recognize the minimum pension liability is based on the excess of the accumulated benefit obligation over the fair market value of assets of the hourly plan.



                                      (11)

Morrell offers a defined contribution plan to all full-time salaried employees and full-time hourly employees at certain plant locations. Company contributions are based on a percentage of the amount contributed by the employee up to a specified maximum amount. Morrell's contributions and administrative costs were $1.7 million for 1994, $1.5 million for 1993 and $1.8 million for 1992.

Hourly employees covered by collective bargaining agreements which provide for Company contributions to union sponsored pension plans are excluded from the defined benefit trusteed plans. Contributions to these union sponsored plans were $1.8 million for 1994, $815,000 for 1993 and $891,000 for 1992.

Morrell has provided health care and life insurance benefits to certain retired employees. (Such benefits are commonly referred to as Other Postretirement Employment Benefits, or "OPEB's".) Morrell funded the cost of OPEB's as incurred and there are no separate trust accounts or assets maintained for paying these benefits. The level of benefit and the amount of retiree contribution depended on several factors including the date when the employee retired or became eligible to retire and whether the employee worked under a collective bargaining agreement. Most of these benefits related to hourly employees. OPEB obligations related to salaried personnel are not material.

Effective at the beginning of 1993, Morrell adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106) and began accruing postretirement benefits. Prior to this change, costs were charged to expense as incurred. For recognizing the transition obligation (actuarially calculated at $106.2 million), Morrell elected to use the prospective recognition method and amortize the transition obligation over 20 years using the straight-line method.

At the beginning of 1994, the accumulated postretirement benefit obligation
(APBO) increased from $110.2 million to $119.3 million. The increase in the APBO from the prior year was due primarily to a lowering of the assumed discount rate which gave rise to an unrecorded net loss of $11.1 million at the end of fiscal 1993. Morrell continued to accrue OPEB expenses through 1994.

A progression of the accrued other retiree benefits account and related expense for each fiscal year is as follows (in thousands):

                                             1994       1993
                                           --------   --------
        Balance at the beginning of year   $  7,250     3,961

        OPEB expense                         12,228    15,287
        Claims incurred                     (10,789)  (11,998)
                                            -------   -------

        Balance end of year                $  8,689     7,250
                                            =======   =======





                                      (12)

OPEB expense of $12.9 million for 1992 was recorded on a cash basis and has not been restated.

In 1992, Morrell filed a declaratory judgement action in the U.S. District Court for the District of South Dakota seeking confirmation of its right to unilaterally reduce or eliminate medical benefits of retired hourly employees. In 1993, the District Court ruled in favor of Morrell. In 1994, this ruling was upheld by the U.S. Court of Appeals for the Eight Circuit. Morrell continued to provide such benefits while the legal issues were being litigated and appealed. In December 1994, the plan's governing committee approved terminating the retiree medical benefits and, except for a transition program, hourly retiree medical and death plan benefits were discontinued. The accrual for other retiree benefits at December 31, 1994 is adequate to provide for the remaining cost of the transition program. Accordingly, there will be no material continuing cost for OPEB's.

The actuarial assumptions used in the development of periodic OPEB expense as well as the sensitivity analysis of changes in actuarial assumptions have not been presented since the only significant plan has been eliminated; therefore, disclosures would not be meaningful.

3.  LONG-TERM DEBT AND CREDIT FACILITY

Long-term debt at the end of each fiscal year consists of the following:

                                                          1994         1993
                                                         ------       ------

                                                           (in thousands)

9.375% Senior Secured notes                             $   -         16,700
Economic development loan forgivable over two
  years if certain employment levels are
  maintained, otherwise due December 1996                 1,000          -
Promissory notes, interest rate of 6.625%
  due in varying monthly installments to 1997                62           80
                                                         ------       ------
                                                          1,062       16,780
Less:  Current maturities                                (   21)      (4,018)
                                                         ------       ------
                                                        $ 1,041       12,762
                                                         ======       ======

In April 1993, Chiquita purchased the $16.7 million outstanding principal amount of 9.375% Senior Secured notes. The notes were secured by property, plant and equipment with an aggregate book value of approximately $38.3 million at the end of fiscal 1993. In April 1994, Morrell issued 125 shares of new preferred stock to Chiquita in order to retire $12.5 million of the Senior Secured notes. The preferred stock paid annual dividends of $9,000 per share and had a liquidation preference of $100,000 per share. No gain or loss was recorded on the exchange. On December 30, 1994, the preferred stock was redeemed at its liquidation value for cash and the balance outstanding on the Senior Secured notes was paid off.


                                      (13)

Morrell has an $80 million revolving credit facility available through September 1995. Borrowings under this credit facility bear interest based on the lending institution's prime rate plus 2% (10.5% at fiscal year-end 1994). Borrowings under the facility are limited to an amount determined with reference to and secured by, receivables and inventories that are available to pledge as collateral. An annual service fee of 1/2 of 1% is assessed on the unused portion of the facility. The weighted average interest rates on borrowings were 12.7% and 7.5% for fiscal years 1994 and 1993, respectively. At fiscal year-end 1994 there were standby letters of credit or guarantees of approximately $9.4 million outstanding under the facility and no cash borrowings. There was at such time sufficient collateral capacity for Morrell to have borrowed up to the full amount of the facility.

Under the terms of the credit facility, Morrell is required to comply with certain covenants including the maintenance of net worth and certain financial ratios. The facility also restricts making certain investments and transactions that are not in the ordinary course of business.

In addition, there are certain restrictive covenants in credit agreements of Chiquita that limit new borrowings by its subsidiaries including Morrell. Borrowing under Morrell's existing credit facility is not currently limited by these Chiquita covenants.

Cash payments for interest were $3.0 million in 1994, $5.6 million in 1993 and $5.4 million in 1992.

4.  COMMITMENTS AND CONTINGENCIES

Rental expense was $6.9 million in 1994, $9.1 million in 1993 and $10.5 million in 1992.

At December 31, 1994, future minimum payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year, principally related to equipment and vehicles, are as follows (in thousands):

                    1995          $3,746
                    1996           1,559
                    1997             682
                    1998             246
                    1999              17
                  Thereafter          -

At year-end 1994, Morrell guaranteed debt obligations and certain lease obligations of other parties amounting to $4.1 million.





                                      (14)

A 1990 acquisition provides for Morrell to pay additional consideration up to an aggregate amount of $12.5 million in royalties based on the sale of Dinner Bell meat products. Morrell contends in a lawsuit recently transferred to the U.S. District Court, Northern District of Ohio, that this entire amount is subject to contractually allowed offsets of damages incurred from Dinner Bell's 1990 bankruptcy. This matter has tentatively been settled, subject to bankruptcy court approval, for a Morrell payment of approximately $1.3 million which will be recorded as part of the purchase price of the brandname when paid.

5.  LEGAL MATTERS

In March 1993, Morrell brought to the attention of the United States Environmental Protection Agency ("USEPA") certain deficiencies relating to the wastewater treatment facility at its Sioux Falls plant. The U.S. Department of Justice ("DOJ") has proposed that Morrell enter into a judicial civil consent order requiring compliance with certain environmental laws, regulations and permits and other actions. The DOJ indicated that the amount of civil penalties, if any, to be imposed would be resolved later. In addition, the U.S. Attorney for South Dakota and the DOJ are currently investigating the matter; two former plant employees have entered into plea agreements with the United States. Morrell has taken substantial steps to remedy past noncompliance and to avoid future recurrences.

Morrell is subject to other legal proceedings and claims which arise in the ordinary course of business. However, based on evaluation of facts which have been ascertained, and on opinions of counsel, management does not believe such litigation or claims will, individually or in the aggregate, have a material adverse effect on the financial condition of Morrell.

6.  DIVESTITURES

On February 28, 1994, Morrell completed the sale of its Specialty Meat Division to a newly formed company employing the then current managers of the division, the former president and chief executive officer of Morrell, and a private investment group. The sale included the brands "Mosey's", "Liguria", "Scott Petersen" and "Nathan's". The production facilities located in Bloomfield, Connecticut, Humboldt, Iowa and Chicago, Illinois were included in the sale. Morrell received $52.7 million in cash proceeds and recorded a pretax gain of approximately $10.2 million.

In December 1992, Morrell sold for cash its North Carolina pork processing plant and supplies for $4.5 million resulting in a loss on the sale of the facility of $3 million and Morrell wrote off $2.7 million in other costs related to the operation. At that time, Morrell also provided approximately $5.4 million to cover costs of closing other operations.

                                      (15)

7.  SIGNIFICANT TRANSACTIONS WITH CHIQUITA

Included in accounts receivable is a receivable from Chiquita of approximately $2.0 million at December 31, 1994, and in accounts payable is a payable to Chiquita of $74,000 at the end of fiscal 1993. Morrell paid brokerage commissions of $1.8 million in 1992 to a Japanese subsidiary of Chiquita. This brokerage agreement was terminated in June 1992.

Morrell has incurred interest charges of $497,000 and $1 million to Chiquita in 1994 and 1993 respectively, related to the 9.375% Senior Secured notes which were retired in 1994 (see Note 3).

Chiquita provides data processing services and certain other management services to Morrell, and Morrell charges Chiquita for its use of a technical center. Net charges from Chiquita for the services and facilities were $3.0 million in 1994, $4.5 million in 1993 and $6.7 million in 1992. Chiquita billed Morrell $2.3 million in 1994, $4.8 million in 1993 and $6.4 million in 1992 for transportation services.

At year-end 1994, Chiquita had outstanding performance bonds of $11.8 million and standby letters of credit of $10.4 million that were being used to secure Morrell insurance programs.

Morrell received capital contributions from Chiquita aggregating $900,000 in 1993 and $15,950,000 in 1992. In 1994, Morrell dividended to Chiquita a former plant facility at its net carrying value of $3,047,000.

8.  INCOME TAXES

At the beginning of 1992 Morrell changed its method of accounting for income taxes from the deferred method to the liability method required by FAS 109. Prior years' financial statements were not restated. The cumulative effect of adopting FAS 109 was to reduce net income by $21.2 million in 1992.

Income tax expense differs from income taxes computed at the U.S. Federal statutory rate for the following reasons (in thousands):

                                              1994         1993         1992
                                            --------     --------     ------
Income tax expense (benefit) computed
  at the U.S. Federal statutory rate       $  12,290         187       (11,458)
State income taxes, net of Federal benefit      (197)        (29)           15
Losses for which no tax benefit had been
  recognized                                    -           -           11,488
Net operating loss carryforward utilized     (12,005)       (274)         -
Other                                           (394)         71           229
                                            --------     -------      --------
Income tax (benefit) expense               $    (306)        (45)          274
                                            ========     =======      ========




                                      (16)

The components of net deferred income tax benefits and liabilities included on the balance sheet at the end of the year are as follows (in thousands):

   Deferred tax assets                        1994         1993
   -------------------                      -------      ------
   Employee benefits                       $ 19,683       22,472
   Plant closing reserves                       852        3,208
   Other                                      3,334        3,601
                                            -------      -------

   Total deferred assets before
     valuation allowance                     23,869       29,281
   Valuation allowance                      (21,355)     (25,113)
                                            -------      -------
   Total deferred tax benefits             $  2,514        4,168
                                            =======      =======


   Deferred tax liabilities
   ------------------------
   Depreciation and amortization           $  2,514        2,405
   Other                                       -           1,763
                                            -------      -------
   Total deferred tax liabilities          $  2,514        4,168
                                            =======      =======

Net deferred taxes do not reflect the benefit of approximately $144,000 and $765,000 that would be available to Morrell from the use of its operating loss carryforwards and miscellaneous tax credit carryforwards, respectively. The carryforwards expire in varying amounts through 2009.

Certain employees of Morrell exercised stock options for Chiquita common stock. The effect of the tax deduction Chiquita will receive related to the exercise of these options has been recorded by Morrell as a contribution to capital of $129,000 in 1994, $0 in 1993 and $282,000 in 1992.

Cash payments, net of refunds, for income taxes were $1.2 million in 1994, $200,000 in 1993 and $1.8 million in 1992, respectively.

9.  SUBSEQUENT EVENTS

On December 20, 1995, Smithfield Foods, Inc. ("Smithfield Foods") acquired from Chiquita all of the outstanding capital stock of the Company, for a total purchase price of $58 million, consisting of $25 million in cash and the issuance of 1,094,273 shares of Smithfield Foods common stock. In addition, Smithfield Foods assumed all of John Morrell's liabilities. These historical financial statements of John Morrell & Co. do not reflect any purchase accounting adjustments as a result of this acquisition transaction.

On February 7, 1996, the Company reached a tentative agreement with the United States Department of Justice relating to a pending criminal and civil investigation of John Morrell's Sioux Falls wastewater treatment facility and agreed to pay total fines of $3.25 million, part of which is to be used to establish an environmental fund to benefit the Big Sioux River.



                                      (17)

                               JOHN MORRELL & CO.

                             STATEMENT OF OPERATIONS
                (Dollars in thousands, except per share amounts)


                                                  39 Weeks          39 Weeks
                                                    Ended            Ended
                                                 September 30,     October 1,
                                                   1995             1994
                                               ---------------  ---------------
                                               (Unaudited)        (Unaudited)

Net sales                                       $1,094,169         1,084,817
                                                ----------        ----------

Operating costs and expenses:
   Cost of sales                                 1,013,307           992,697
   Selling, general and administrative              70,618            82,278
   Depreciation                                      6,185             5,762
   Gain on sale of Specialty Meat Division            --             (12,101)
                                                ----------        ----------
                                                 1,090,110         1,068,636
                                                ----------        ----------

Operating income                                     4,059            16,181

Net interest expense                                 1,308             2,173
                                                ----------        ----------

Income before income taxes                           2,751            14,008

Provision for income taxes                             966              --
                                                ----------        ----------

Net income                                      $    1,785            14,008
                                                ==========        ==========



                 See accompanying notes to financial statements.



                                      (18)

                               JOHN MORRELL & CO.

                                  BALANCE SHEET
                             (Dollars in thousands)



                                                             September 30,
                                                                 1995
                                                             -------------
ASSETS                                                        (Unaudited)
   CURRENT ASSETS:
      Cash and equivalents                                     $ 11,470
      Accounts receivable, principally trade
         (less allowances of $828)                               73,639
      Inventories:
         Fresh and processed meats                               44,115
            Livestock and manufacturing supplies                  9,713
      Prepaid expenses                                              710
                                                             -------------
         Total current assets                                   139,647

   PROPERTY, PLANT AND EQUIPMENT, at cost:
      Land                                                        1,330
      Buildings                                                  44,710
      Machinery and equipment                                   134,806
      Construction in progress                                    7,925
                                                             -------------
                                                                188,771
      Less accumulated depreciation                             135,933
                                                             -------------
                                                                 52,838

   INTANGIBLES, NET                                              10,274

   OTHER ASSETS                                                   3,359
                                                             -------------
                                                               $206,118
                                                             =============

                                                                   (Continued)

                See accompanying notes to financial statements.



                                      (19)

                               JOHN MORRELL & CO.

                                  BALANCE SHEET
                             (Dollars in thousands)


                                                              September 30,
                                                                  1995
                                                              -------------
LIABILITIES AND SHAREHOLDER'S EQUITY                           (Unaudited)
   CURRENT LIABILITIES:
      Notes payable                                             $ 19,489
      Current maturities of long-term debt                           231
      Accounts payable                                            53,176
      Accrued liabilities                                         33,025
                                                                --------

         Total current liabilities                               105,921

   LONG-TERM LIABILITIES:
      Long-term debt                                               3,627
      Accrued pension liability, noncurrent                       45,332
      Other liabilities                                              776
                                                                --------

         Total liabilities                                       155,656

   SHAREHOLDER'S EQUITY:
      Preferred stock, $1 par value;
         1,000 shares authorized and unissued                          -
      Common stock, no par value;
         1,000 shares authorized and outstanding                  12,649
      Additional paid-in capital                                  48,380
      Accumulated earnings                                         4,557
      Minimum pension liability adjustment                       (15,124)
                                                                ---------

         Total shareholder's equity                               50,462
                                                                ---------
                                                                $206,118
                                                                =========



                 See accompanying notes to financial statements.





                                      (20)

                               JOHN MORRELL & CO.

                             STATEMENT OF CASH FLOW
                             (Dollars in thousands)


                                                    39 Weeks         39 Weeks
                                                     Ended            Ended
                                                  September 30,     October 1,
CASH PROVIDED (USED) BY:                             1995             1994
                                                 -------------      --------
                                                  (Unaudited)      (Unaudited)
OPERATIONS
   Net income                                      $  1,785         14,008
   Depreciation and amortization                      6,770          6,542
   Gain on sale of Specialty Meat Division             --          (12,101)
   Changes in current assets and liabilities:
      Accounts receivable                           (16,973)        (6,146)
      Inventories                                   (10,618)       (20,507)
      Accounts payable and accrued expenses          11,980         22,230
      Prepaid expenses                                 (645)          (545)
   Other                                             (4,852)        (5,540)
                                                   --------       --------
      CASH FLOW FROM OPERATIONS                     (12,553)        (2,059)
                                                   --------       --------

INVESTING
   Capital expenditures                             (10,208)        (8,842)
   Other, net                                             8          1,246
                                                   --------       --------
      CASH FLOW FROM INVESTING                      (10,200)        (7,596)
                                                   --------       --------

FINANCING
   Change in amount due to/from Chiquita              2,232          1,113
   Increase in notes payable                         19,092         30,353
   Issuance of preferred stock                         --           12,500
   Repayments of long-term debt                        (433)       (16,514)
   Cash dividends on preferred stock                   --             (469)
                                                   --------       --------
      CASH FLOW FROM FINANCING                       20,891         26,983
                                                   --------       --------

Increase (decrease) in cash and equivalents          (1,862)        17,328

Balance at beginning of period                       13,332           --
                                                   --------       --------

Balance at end of period                           $ 11,470         17,328
                                                   ========       ========




                 See accompanying notes to financial statements.


                                      (21)

                               JOHN MORRELL & CO.

                          NOTES TO FINANCIAL STATEMENTS


(1) The Notes to Financial Statements included on pages 9 through 17 for the fiscal year ended December 31, 1994 should be read in conjunction with the quarterly financial statements.

(2) The financial information furnished herein is unaudited. The information reflects all adjustments (which included only normal recurring adjustments) which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim periods included in this report.

(3) On December 20, 1995, Smithfield Foods, Inc. ("Smithfield Foods") acquired from Chiquita all of the outstanding capital stock of the Company, for a total purchase price of $58 million, consisting of $25 million in cash and the issuance of 1,094,273 shares of Smithfield Foods common stock. In addition, Smithfield Foods assumed all of John Morrell's liabilities. These historical financial statements of John Morrell & Co. do not reflect any purchase accounting adjustments as a result of this acquisition transaction.

(4) On February 7, 1996, the Company reached a tentative agreement with the United States Department of Justice relating to a pending criminal and civil investigation of John Morrell's Sioux Falls wastewater treatment facility and agreed to pay total fines of $3.25 million, part of which is to be used to establish an environmental fund to benefit the Big Sioux River.




                                      (22)

                     SMITHFIELD FOODS, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                              Historical
                                                       Smithfield      John
(In thousands)                                              Foods     Morrell      Pro Forma
                                                         Oct. 29,    Sept. 30,     Adjustments     Pro Forma
                                                          1995         1995         (Note 2)       Combined
                                                       -----------  ----------     ----------       --------
ASSETS
Current assets:
   Cash                                                 $ 11,800      $ 11,470       $    --       $  23,270
   Accounts receivable, net                               94,772        73,639            --         168,411
   Inventories                                           183,563        53,828            --         237,391
   Advances to joint hog production
     arrangements                                          8,998          --              --           8,998
   Other current assets                                   16,274           710            --          16,984
                                                        --------      --------       ---------     ---------
      Total current assets                               315,407       139,647            --         455,054

Net property, plant and equipment                        305,861        52,838       52,386 (a)      395,453
                                                                                    (15,632)(b)

Other assets                                              50,182        13,633       (7,737)(c)       55,371
                                                                                       (707)(d)
                                                        --------      --------       ---------     ---------

                                                        $671,450      $206,118    $  28,310        $ 905,878
                                                        ========      ========    =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable                                        $128,600      $ 19,489     $ 25,000 (e)    $ 173,089
   Current portion of long-term debt and capital
     lease obligations                                    10,468           231          --            10,699
   Accounts payable                                       62,957        53,176          --           116,133
   Accrued liabilities                                    42,127        36,923        2,686 (c)       83,526
                                                                                      1,500 (o)
                                                        --------      --------     ---------        ---------
      Total current liabilities                          244,442       109,819       29,186          383,447

Long-term debt and capital lease obligations             180,637         3,627         --            184,264
Other noncurrent liabilities:
   Pension and post-retirement benefits                    4,281        41,435       33,204 (c)       78,920
   Deferred income taxes                                  22,029          --        (20,000)(g)        2,029
   Other                                                   5,711           776       10,000 (f)       16,487
                                                        --------      --------     ---------        ---------
      Total other non-current liabilities                 32,021        42,211       23,204           97,436
                                                        --------      --------     ---------        ---------
Preferred stock                                           30,000          --          --              30,000
Common stockholders' equity                              184,350        50,461      (57,080)(h)      210,731
                                                                                     33,000 (i)
                                                        --------      --------    ---------        ---------
                                                        $671,450      $206,118    $  28,310        $ 905,878
                                                        ========      ========    =========        =========

   See the accompanying notes to Pro Forma Consolidated Financial Statements


                                      (23)

                     SMITHFIELD FOODS, INC. AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                                               Historical
                                                                     Smithfield           John
                                                                        Foods            Morrell
                                                                      26 Weeks          26 Weeks
                                                                        Ended            Ended            Pro Forma
                                                                       Oct. 29,         Sept. 30,        Adjustments      Pro Forma
(In thousands)                                                           1995             1995             (Note 3)       Combined
                                                                     ----------        ----------        -----------     ---------
Sales                                                                $  823,127        $  740,075        $       -      $1,563,202
Cost of sales                                                           766,692(1)        688,051                -       1,454,743
                                                                     ----------        ----------        -----------     ----------
   Gross profit                                                          56,435(1)         52,024                -         108,459

Selling, general and administrative expenses                             32,631(1)         46,102               31 (j)      80,264
                                                                                                             1,500 (p)
Depreciation expense                                                     11,248             4,303            1,824 (k)      17,375
Interest expense                                                          9,541               997              842 (l)      11,380
                                                                     ----------        ----------         -----------     ---------
   Income from continuing operations before taxes                         3,015               622           (4,197)           (560)

Income taxes                                                                994                 -           (1,662)(m)        (422)
                                                                                                               246 (n)
                                                                     ----------        ----------        -----------
Income from continuing operations                                    $    2,021        $      622        $  (2,781)     $     (138)
                                                                     ==========        ==========        ===========     ==========
Income from continuing operations available
   to common stockholders                                            $    1,669                                         $     (490)
                                                                     ==========                                          ==========

Income from continuing operations
   per common share                                                  $     0.10                                         $    (0.03)
                                                                     ==========                                          ==========

Weighted average common shares outstanding                               16,909                                             18,003
                                                                     ==========                                         ==========


(1) Certain expenses previously classified as selling, general and administrative have been reclassified as cost of sales.


See the accompanying notes to Pro Forma Consolidated Financial Statements.




                                      (24)

                     SMITHFIELD FOODS, INC. AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                                     Historical
                                                          Smithfield            John
                                                             Foods            Morrell
                                                             Year             52 Weeks
                                                             Ended             Ended          Pro Forma
                                                           April 30,          March 31,      Adjustments           Pro Forma
(In thousands)                                               1995               1995           (Note 3)             Combined
                                                          ----------          ---------      -----------           ---------
Sales                                                     $1,526,518         $1,422,908      $       -             $2,949,426
Cost of sales                                              1,380,586(1)       1,278,971              -              2,659,557
                                                          ----------         ----------      -----------           ----------
   Gross profit                                              145,932(1)         143,937              -                289,869

Selling, general and administrative expenses                  61,723(1)         107,743             (388)(j)          169,078
Depreciation expense                                          19,717             12,750            3,648 (k)           36,115
Interest expense                                              14,054              1,661            1,754 (l)           17,469
                                                          ----------         ----------      -----------           ----------
   Income from continuing operations before taxes             50,438             21,783           (5,014)              67,207

Income taxes                                                  18,523                 -            (1,986)(m)           25,163
                                                                                                   8,626 (n)
                                                          ----------         ----------      -----------           ----------
Income from continuing operations                         $   31,915         $   21,783      $   (11,654)          $   42,044
                                                          ==========         ==========      ===========           ==========

Income from continuing operations available
   to common stockholders                                 $   31,240                                               $   41,369
                                                          ==========                                               ==========

Income from continuing operations
   per common share                                       $     1.83                                               $     2.28
                                                          ==========                                               ==========

Weighted average common shares outstanding                    17,059                                                   18,153
                                                          ==========                                               ==========

(1) Certain expenses previously classified as selling, general and administrative have been reclassified as cost of sales.



   See the accompanying notes to Pro Forma Consolidated Financial Statements.






                                      (25)

                     SMITHFIELD FOODS, INC. AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

(1)  BASIS OF REPORTING
The unaudited Pro Forma Consolidated Financial Statements of
Smithfield Foods, Inc. and subsidiaries (the "Company") are provided to give effect to the acquisition on December 20, 1995, of all of the outstanding capital stock of John Morrell & Co. ("John
Morrell").

The purchase price of $58 million consisted of $25 million in cash (borrowed under the Company's $200 million revolving credit facility with a group of six banks) and the issuance of 1,094,273 shares of its common stock, par value $.50 per share.

The pro forma information is based on the historical financial statements of the Company and John Morrell giving effect to the acquisition under the purchase method of accounting. The pro forma information does not purport to be indicative of the combined historical or future results of operations or financial position that would have been or will be reported had the assumptions and adjustments been transacted as described below.

The pro forma combined balance sheet as of October 29, 1995 (September 30, 1995 for John Morrell) presents the financial position of the Company assuming the acquisition had been completed as of that date. The pro forma combined statements of income for the year ended April 30, 1995 (for the fifty-two weeks ended March 31, 1995 for John Morrell) and for the twenty-six weeks ended October 29, 1995 (for the twenty-six weeks ended September 30, 1995 for John Morrell) present the results of operations of the combined entities assuming that the acquisition had been completed as of the beginning of the respective periods.

The Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's Annual Report for the fiscal year ended April 30, 1995, the Company's unaudited financial statements for the twenty-six weeks ended October 29, 1995, and the accompanying historical financial statements and notes of John Morrell for the year ended December 31, 1994.

(2)  CONSOLIDATED BALANCE SHEET PRO FORMA ADJUSTMENTS
The Pro Forma Consolidated Balance Sheet gives effect to the adjustments described below.
     (a) To adjust the carrying value of property, plant and equipment to an independently appraised fair market value.
     (b) To appropriately reduce the value of property, plant and equipment to reflect the net purchase price in accordance with the purchase method of accounting.



                                      (26)

     (c) To eliminate existing pension assets and liabilities and adjust the long-term pension liability for John Morrell to the excess of the projected benefit obligation over plan assets in accordance with paragraph 74 of SFAS 87.
     (d)     To write-off miscellaneous intangible costs.
     (e) To record the $25 million cash portion of the purchase price borrowed under the Company's revolving credit facility.
     (f) To reflect, at fair value, certain other liabilities consistent with the Company's accounting policies.
     (g)     To record deferred tax assets at fair value in accordance with APB
             16.
     (h)     To eliminate the equity of John Morrell.
     (i) To record the 1,094,273 million shares issued to Chiquita Brands International, Inc. at $30.157 per share.
     (o) To fully accrue for $3,250,000 of fines based on a February 7, 1996 tentative agreement with the United States Department of Justice. Accruals of $1,750,000 were made as of September 30, 1995.

(3) CONSOLIDATED STATEMENTS OF INCOME PRO FORMA ADJUSTMENTS
The Pro Forma Consolidated Statements of Income give effect to the adjustments described below.
     (j) To adjust for changes in amortization expense related to write-off of certain intangibles and increase in trademarks and tradenames as a result of applying the purchase method of accounting.
     (k) To reflect additional depreciation for the related periods associated with the change in values for property, plant and equipment as a result of applying the purchase method of accounting. The average useful lives used to compute this adjustment are 20 years for buildings and improvements, and 10 years for machinery and equipment.
     (l) To record the interest cost related to the $25 million cash portion of the purchase price, borrowed under the Company's revolving credit facility. The weighted average interest rate is 6.7% and 7.0% for the twenty-six weeks ended October 29, 1995 and the year ended April 30, 1995, respectively, reflecting the Company's actual borrowing rates during those periods.
     (m) To record the tax effect of the pro forma adjustments at the marginal tax rate of 39.6%.
     (n)  To reflect the marginal tax rate of 39.6% on John
             Morrell historical income.
     (p) To record the effect of the additional fines in adjustment (o) above.





                                      (27)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      SMITHFIELD FOODS, INC.



                                                      /s/ Aaron D. Trub
                                                      Aaron D. Trub
                                                      Vice President, Secretary
                                                      and Treasurer

Date:  June 14, 1996





                                      (28)

                                  EXHIBIT INDEX


         The following exhibits are filed herewith in accordance with the provisions of Item 601 of Regulation S-K.

EXHIBIT                                                                     PAGE

         2.1   Stock Purchase Agreement dated as of December 20,
          1995, between Smithfield Foods, Inc. as Purchaser and
          Chiquita Brands International, Inc. as Seller, relating
          to all issued and outstanding shares of capital stock of
          John Morrell & Co. (exhibits and schedules omitted).                *

         2.2   Registration Rights Agreement dated as of
          December 20, 1995, between Smithfield Foods, Inc. and
          Chiquita Brands International, Inc.                                 *

         2.3   Indemnification Agreement dated as of December 20,
          1995, between Chiquita Brands International, Inc. and
          John Morrell & Co.                                                  *

         23.1  Consent of Ernst & Young LLP.                                 30


         99.1  Press Release.                                                31

* Exhibits 2.1 through 2.3 were previously submitted with the filing dated January 4, 1996.

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